Exhibit 10.1

December __4__, 2024

Kurt Knight

117 Callery Pear Drive

Batesville, IN 47006

Dear Kurt:

1. Separation of Employment. Your employment with American Well Corporation (the “Company”) will end on December 31, 2024 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company.

2. Final Pay Check.   On the Separation Date, you will be paid your final wages plus $500,000, representing the Retention Amount payable pursuant to the Retention Agreement, dated July 1, 2024, by and between you and the Company. Both amounts will be paid after subtracting all customary and required taxes and employment-related deductions. You acknowledge that other than as provided for in this Separation Agreement and except for your final wages, you are not entitled to any other compensation including, without limitation, wages, bonuses, commissions, earned paid sick leave, holiday pay or any other form of compensation or benefit.

Your active participation in all employment related benefit plans, including all accident and health insurance benefits, will terminate on the last day of the month during which the Separation Date occurs, and in this case December 31, 2024, except that any benefits for which you elect COBRA continuation coverage will continue until the date applicable pursuant to COBRA. You will remain eligible to receive benefits accrued and vested as of the Separation Date in accordance with the terms of such plans.

You will also be entitled to reimbursement of business expenses incurred through the Separation Date, provided that in the event that you do not submit expense reports within five (5) days of the Separation Date or do not have appropriate receipts for submitted expenses, then Company will have no obligation to reimburse you for expenses incurred prior to the Separation Date.

3. Severance Benefit. In exchange for the promises and release of claims contained herein (and subject to such release becoming effective and irrevocable) the Company agrees to provide you with the following severance benefits (the “Severance Benefit”):

i.
The Company shall pay you an amount equal to four hundred and eighty five thousand dollars and zero cents ($485,000.00), representing 100% of your current annual base salary. This amount will be paid in one lump sum on January 24, 2025, less all customary and required taxes and employment-related deductions;

ii.
If you are participating in the Company’s group health insurance plans on your Separation Date, and you timely elect and remain eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or if applicable, state or local insurance laws, the Company shall pay that portion of your premiums that the Company was paying prior to the Separation Date for the period of twelve (12) months following your Separation Date, or for the continuation period for which you are eligible, whichever is shorter;

iii.
On January 24, 2025, and provided you timely sign and not revoke this Separation Agreement, the Company will provide you with a bonus payment of four hundred eight five thousand dollars and zero cents ($485,000.00) less all customary and required taxes and employment-related deductions, such amount representing your annual bonus for the 2024 calendar year based on actual and Company performance in 2024;

iv.
With respect to any unvested Equity Awards held by you as of your Separation Date other than outstanding performance share units granted to you under the Equity Plan (“PSUs”), notwithstanding anything in the award agreement governing each such Equity Award to the contrary, the vesting of such Equity Award shall accelerate and vest as of the Separation Date as to the portion that would have vested had you remained employed through the first anniversary of your Separation Date and shall otherwise be governed by the terms of the applicable award agreement;

v.
With respect to any Equity Awards held by you as of the Separation Date that are PSUs, notwithstanding anything in the award agreement governing each such Equity Award to the contrary, such PSUs shall remain outstanding and eligible to vest for a period of twelve (12) months following your Separation Date (subject to earlier expiration of the applicable performance period), and the portion of any such PSUs that becomes earned based on the satisfaction of the applicable performance conditions during such twelve (12)-month period (if any) shall vest and settle on the original schedule as set forth in such Equity Award agreement that would have applied had you remained employed through such date; provided that any PSUs that do not become earned or vest during such twelve (12)-month period (subject to earlier expiration of the applicable performance period) shall be immediately cancelled and forfeited following the expiration of such period; and

vi.
Section 11-18 of your Employment Agreement with American Well Corporation dated August 26, 2020, as amended, shall be deleted in their entirety and replaced with the provisions set forth on Exhibit A hereto.

You shall not be required to mitigate the Severance Benefit by seeking other employment or otherwise and the Severance Benefit shall not be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

4. Confidentiality / Non-Disclosure / Non-Competition / Non-Solicitation.

You expressly acknowledge and agree to the following:

(a)
That you promptly will return to the Company all Company documents (and any copies) and property, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(b) That you will abide by the Sections of your Employment Agreement that survive the termination of your employment with the Company, and are expressly in effect and continuous following your Separation Date; including but not limited to, Section 11, Records and Confidential Data; Section 12, Covenant Not to Solicit and Not to Compete, Non-Disparagement; Section 13, Remedies for Breach of Obligations under Sections 12 and 13 hereof; Section 14, Cooperation; and Section 15, Inventions and Intellectual Property.

(c) You understand that nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures.

(d) That all information relating in any way to the negotiation of this Separation Agreement shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.

(e) This Section does not in any way restrict or impede you from disclosing the underlying facts or circumstances regarding conduct that you reasonably believe to be illegal discrimination, harassment, retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, the existence of a settlement involving such conduct, or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

5. Your Release of Claims.

(a)          Release.  In consideration of the covenants set forth herein, and more particularly the benefits provided to you, and other good and valuable consideration, you and your respective agents, heirs, legatees, successors and assigns (collectively hereinafter “you”), hereby unconditionally and irrevocably release, remise, and forever discharge the Company, and persons acting by, though, under or in concert with the Company of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively “Claims”), which you had, now have, or hereafter may have against the Company from the beginning of time through the date on which you execute this Separation Agreement (the “Execution Date”). Without limiting the generality of the foregoing waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof including, without limitation:

(i) Claims under any federal, state (including, without limitation, Massachusetts) or local discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, age, race, national origin, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Equal Pay Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act and any similar statute;

(ii) Claims under any other federal, state (including, without limitation, Massachusetts) or local employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment, including, without limitation, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar statute. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(iii) Claims under any federal, state (including, without limitation, Massachusetts) or local common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(iv) Claims under any federal, state (including, without limitation, Massachusetts) or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any similar statute; and

(v) Claims arising under federal, state or local law.

(b)        Release Limitations; Participation in Agency Proceedings.  Notwithstanding the foregoing, this section does not:

i.
Release the Company from any obligation expressly set forth in this Agreement.

ii.
Release the Company from any obligation to indemnify you pursuant to any agreement between you and the Company or pursuant to the charter, by-laws or other organizational documents of the Company, or your right to coverage under any officer and director liability insurance policy.

iii.
Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws.

(iii)        Prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC.  Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c)        Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the benefits provided to you under the terms of this Agreement.

(d) OWBPA Review and Rescission Period. You explicitly acknowledge that, because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. It is Company’s desire and intent to make certain that you fully understand the provisions and effects of this Separation Agreement, and specifically Section 5, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Separation Agreement, and have been provided certain additional information required by the ADEA and OWBPA. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Separation Agreement by signing below and returning it to the Company. You agree that any changes to this agreement, whether or not material, shall not restart this twenty one (21) day period. In addition, you may rescind your assent to this Separation Agreement within seven (7) days after you sign it. To do so, you must deliver a notice of rescission to the Company, addressed to General Counsel, Bradford Gay, hand delivered, via electronic mail to Bradford.Gay@amwell.com, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested.

6. Taxation. Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

7. Entire Agreement / Modification/Waiver / Choice of Law / Enforceability. You acknowledge and agree that with the exception of Sections 10 through 16 of your American Well Corporation Employment Agreement dated August 26, 2020 which remain in full force and effect, this Separation Agreement supersedes any and all other prior or contemporaneous oral and/or written agreements between you and the Company, and together sets forth the entire Agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Separation Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Separation Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Separation Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Separation Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Separation Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

The parties agree that the last act necessary to render this Separation Agreement effective is for the Company to sign the Agreement, and the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Separation Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Separation Agreement to Bradford Gay.

For: American Well Corporation

By: _s/o Bradford Gay_________________

Bradford Gay

General Counsel

Dated: _12/16/20205_________________

Confirmed, Agreed and Acknowledged:

s/o Kurt Knight_______________________________

Kurt Knight

Dated: _12/4/2025________________________

EXHIBIT A

11. Records and Confidential Data.

(a) Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information disclosed to, or learned or obtained by, Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Company and its affiliates and Executive hereby assigns to the Company any and all right, title and interest Executive may have or acquire in and to such Confidential Information.

(b) Except as provided in Section 10 hereof, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and will be safeguarded by Executive from unauthorized disclosure. Executive acknowledges and agrees that the confidentiality restrictions set forth herein shall apply to any and all Confidential Information disclosed to, or learned, created or obtained by, Executive, whether before, on or after the date hereof. For the avoidance of doubt, nothing in this Section 11(b) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information or from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended) as set forth in Section 10. Executive may also provide Confidential Information to Executive’s legal or financial advisors so long as such persons agree to abide by the terms of this Section 11.

(c) Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all Confidential Information which has been provided to Executive and Executive will return or destroy (or cooperate with any reasonable Company requested process to return or destroy) all copies of any analyses, compilations, studies or other documents (including any email or other electronic correspondence) prepared by Executive or for Executive’s use, or which are otherwise in Executive's possession or control, containing or reflecting any Confidential Information, except as provided in Section 10. Within five (5) business days of the receipt of such request by Executive, Executive shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(c).

(d) For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its subsidiaries, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other know-how, trade secrets, inventions, concepts, ideas, materials, or information developed, prepared or performed for or by the Company or its subsidiaries (in each case, including any email or other electronic correspondence). For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligations shall not extend to information that Executive can demonstrate with competent evidence is (i) generally available to the public )or within the Company’s industry) without any action or involvement by Executive, (ii) independently obtained by Executive from a third party on a non-confidential and authorized basis, or (iii) was known to Executive prior to engagement with the Company. Notwithstanding anything in this Section 11 to the contrary, Executive may disclose Confidential Information: (1) as set forth in Section 10; and (2) to the extent it is required to be disclosed by law or pursuant to judicial process or administrative subpoena or as reasonably necessary pursuant to any litigation or arbitration between Executive and the Company. To the extent that Confidential Information is required to be disclosed by law, governmental investigation or pursuant to judicial process or administrative subpoena, Executive shall, to the extent legally permitted, first give written notice to the Company and reasonably cooperate with the Company (at the Company’s expense) to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes required by law, governmental investigation or pursuant to judicial process or administrative subpoena, except as provided in Section 10 and subject to Section 11(e).

(e) Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

(e) In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

(f) Executive recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Confidential Information hereunder, mutatis mutandis.

(g) Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12. Covenant Not to Solicit and Not to Compete; Non-Disparagement.

(a) Covenants Not to Solicit or to Interfere. To protect the Confidential Information, Company Intellectual Property (as defined below) and other trade secrets of the Company and its subsidiaries, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company, not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its subsidiaries (or any person who was an employee of the Company or any of its subsidiaries during the six-month period preceding such action) in any country. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its subsidiaries to become employed with any other person, partnership, firm, corporation, or other entity.

In addition, to protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its subsidiaries, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company, not to (x) solicit any client or customer to receive services or to purchase any goods or services in competition with those provided by the Company or any of its subsidiaries or (y) interfere or attempt to interfere in any material respect with the relationship between the Company or any of its subsidiaries on one hand and any client, customer, supplier, investor, financing source or capital market intermediary on the other hand, in any country. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence clients or customers of the Company or any of its subsidiaries to accept the services or goods of any other person, partnership, firm, corporation or other entity in competition with those provided by the Company or any of its subsidiaries. Notwithstanding the foregoing, Executive’s engaging in activities described in clause (x) of this paragraph shall not constitute a violation of this paragraph if such activities are not Prohibited Activities, as defined in Section 12(b) below, taking into account the exclusions contained in the proviso thereto.

Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its subsidiaries; provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b) Covenant Not to Compete. To protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its subsidiaries, and in consideration of a cash payment of $1,000, Executive agrees, to the maximum extent permitted by applicable law, not to become involved with any entity that directly or indirectly engages in Prohibited Activities (as defined below) in any country in which the Company or any of its subsidiaries conducts such business, or plans to conduct such business during the Employment Term, during the period commencing with the Employment Term and ending twelve (12) months after Executive’s cessation of employment with the Company for any reason. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly owning any interest in, managing, participating in (whether as an employee, director, officer, consultant, partner, member, manager, representative or agent), consulting with or rendering services to any entity (including, without limitation, Doctor On Demand, MDLive, Teladoc, Epic Systems, Cerner or Zoom) in (A) the telehealth industry or (B) digital healthcare, that, in the case of clause (B), performs or plans to perform any of the services or manufactures or sells or plans to manufacture or sell any of the products planned, provided or offered by the Company or any of its subsidiaries or any products or services designed to perform the same function or achieve the same results as the products or services planned, provided or offered by the Company or any of its subsidiaries or performs or plans to perform any other services and/or engages or plans to engage in the development, production, manufacture, distribution or sale of any product similar to any planned or actual services performed or products developed, produced, manufactured, distributed or sold by the Company or any of its subsidiaries during the term of Executive’s employment with the Company and its subsidiaries, including, without limitation, any business activity that directly or indirectly provides the research, development, manufacture, marketing, selling or servicing of systems facilitating consumer communications with professional service providers in the digital healthcare field; provided that (i) Prohibited Activities shall not mean Executive’s investment in securities of a publicly-traded company (or a non-publicly traded entity through a passive investment) equal to less than five percent (5%) of such company’s outstanding voting securities, (ii) Prohibited Activities following cessation of Executive’s employment shall not include businesses of the Company or its subsidiaries which are reasonably projected, as of the termination date, to represent less than 5% of the consolidated revenues of the Company and its subsidiaries taken as a whole following the termination date, and (iii) Executive shall be permitted to provide services to an entity that has a unit, division, subsidiary or affiliate engaging in a Prohibited Activity so long as Executive does not provide services, directly or indirectly, to such unit, division, subsidiary or affiliate engaging in the Prohibited Activity. Executive agrees that the covenants contained in this Section 12(b) are (i) reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its subsidiaries; (ii) the area and time duration thereof are in all things reasonable and necessary to protect the goodwill and the operations and business of Company and its subsidiaries, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company, and (iii) good and valuable consideration exists under the Agreement, for Executive's agreement to be bound thereby. Notwithstanding, if any of the restrictions set forth herein is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the Parties hereto intend for the restrictions set forth herein to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced. Any reference to plans or planned activity in this paragraph shall be limited to plans or planned activities that are based upon material demonstrable actions. Following Executive’s cessation of employment, the prohibitions in this paragraph shall be limited to activities and planned activities (including locations) as of the date of Executive’s termination of employment.

(c) Non-Disparagement. Executive agrees not to make written or oral statements about the Company, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging, except as provided in Section 10 hereof or in the ordinary course of personnel performance reviews when making such statements is reasonable and appropriate. The Company, as represented by its directors and executive officers, shall not make written or oral statements about Executive that are negative or disparaging, except as provided in Section 10 hereof or in the ordinary course of personnel performance reviews when making such statements is reasonable and appropriate. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude Executive, the Company, its subsidiaries and affiliates, and the Company’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction or in connection with any litigation or arbitration between Executive and the Company or any of its affiliates or any of its directors, executive officers or non-executive officer employees. Either party may make truthful statements to the extent reasonably necessary to correct any inaccurate public statements made by the other party (including executives or directors of the Company) or in the normal course of permitted competitive actions.

It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(d) Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.

13. Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company may suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to seek injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 11 or 12 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law. This Section 13 shall survive the termination of the Employment Term.

14. Cooperation.

(a) For a period of thirty-six (36) months following Executive’s termination of employment for any reason, except as provided in Section 10 hereof, Executive agrees to make Executive reasonably available at the request of the Company to cooperate with the Company and its affiliates in matters that materially concern: (i) requests for information about the services Executive provided to the Company and its affiliates during Executive’s employment with the Company and its affiliates, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while Executive was employed the Company and its affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and its affiliates. Executive’s cooperation shall include: (A) making Executive reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the reasonable request of the Company at times and locations to be determined by the Company reasonably and in good faith, taking into account the Company’s business and Executive’s business and personal needs (the “Company Cooperation”) and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions (the “Witness Cooperation”). Nothing in this Section 14(a) shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters. Unless required by law or legal process, Executive will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any potential or pending proceeding or legal action involving matters arising during Executive’s employment with the Company and its affiliates, except as provided in Section 10. In addition, at the request of the Company, Executive shall be required annually to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation of any filings and reports with the SEC.

(b) Executive shall not be entitled to any payments in addition to those otherwise set forth in this Agreement in respect of any Company Cooperation or Witness Cooperation, regardless of when provided. The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 14 for which Executive has obtained prior approval (which shall not be unreasonably withheld) from the Company. Executive shall not be required to cooperate against Executive’s own legal interests.

(c) Nothing in this Agreement or any other agreement by and between the parties is intended to or shall preclude or in any way limit or restrict Executive from providing accurate and truthful testimony or information to any governmental agency.

(d) This Section 14 shall survive the termination of the Employment Term.

15. Inventions and Intellectual Property.

(a) Definitions. As used in this Agreement:

(1) “Intellectual Property” means all patents, invention disclosures, invention registrations, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing.

(2) “Inventions” means all inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs, and the like.

(b) Disclosure. Executive will disclose promptly in writing to the Company any and all Inventions and Intellectual Property, in each case that Executive conceives, develops, creates or reduces to practice, or has conceived, developed, created or reduced to practice, either alone or jointly with others, during the period of Executive’s employment, whether prior to or after the Effective Date, that (1) are, or were, conceived, created or developed using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (2) result, or resulted, from any work performed by Executive for the Company or any of its affiliates and/or (3) otherwise relate to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”).

(c) Ownership and Assignment. Executive acknowledges and agrees that the Company has and will have exclusive title and ownership rights in and to all Company Intellectual Property. To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein (or did not so vest), Executive hereby irrevocably assigns, transfers, conveys and delivers to the Company all right, title and interest in and to any and all Company Intellectual Property. Executive acknowledges and agrees that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Company has and will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically and irrevocably assigned to the Company as above). The Executive will not be entitled to royalties or other payment, monetary compensation or other consideration with regard to any Prior Inventions, Inventions, Service Inventions or any of the intellectual property rights set forth herein, including any commercialization thereof, and the Executive hereby specifically and irrevocably waives any right the Executive may have to such payment. With respect to all of the above, any oral understanding, communication or agreement not duly signed by the Company shall be void.

(d) Prior Inventions. Set forth in Exhibit B (Prior Inventions) attached hereto is a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed created or reduced to practice prior to the commencement of Executive’s employment with the Company, that are Executive’s property, and that the Company acknowledges and agrees are excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Inventions in Exhibit B but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided in Exhibit B, Executive hereby represents and warrants that there are no Prior Inventions). If, in the course of Executive’s employment with the Company, Executive incorporates any Prior Invention into any Company product, process or machine or otherwise uses any Prior Invention, Executive hereby grants to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.

(e) Non-Assignable Inventions. If Executive transfers Executive’s principal work location to California, Illinois, Kansas, Minnesota, Washington State or any other state that has codified applicable law, the provisions regarding Executive’s assignment of Company Intellectual Property to the Company in Section 15(c) hereof shall not apply to certain Inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. Executive acknowledges having received and reviewed notification regarding such Non-Assignable Inventions pursuant to such states’ codes.

(f) Waiver of Moral Rights. To the extent that Executive may do so under applicable law, Executive hereby transfers to the Company any and all Moral Rights that Executive may possess or acquire in or with respect to any Company Intellectual Property. Insofar as any of Executive’s Moral Rights cannot be so assigned or transferred, to the extent that Executive may do so under applicable law, Executive hereby waives and agrees never to assert any Moral Rights that Executive may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company. As used in this Agreement, “Moral Rights” means any and all rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(g) Further Assurances. Executive shall give the Company and its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company and its affiliates to prosecute, perfect, register, record, enforce and defend any of their rights in any Company Intellectual Property and Confidential Information.

(h) This Section 15 shall survive the termination of the Employment Term.

16. Media Equipment; Professional Email Account; Inspection

(a) The Company may provide the Executive with a cellular phone, a computer, an electronic mail account or any other property or equipment of the Company for purposes of the Executive 's communication (the "Media Equipment"). Employee acknowledges, agrees and consents that (i) the email account provided thereto by the Company (the "Professional Email Account") will be utilized solely for the performances of Executive's duties in accordance with the Agreement and not for any private use, (ii) all of the Media Equipment is the property of the Company, and (iii) the Company may enter the Professional Email Account at any time and for any purpose. The aforementioned does not limit the Executive from using a private email account during working hours, provided Executive's responsibilities toward the Company are not adversely affected by such use.

(b) Without derogating from the aforesaid, the Executive acknowledges and agrees that the Company is entitled to conduct inspections within the Company's offices and on the Media Equipment, including the inspections of the Professional Email Account and other electronic mail transmissions, internet usage, message texting and their content. For the avoidance of any doubt, it is hereby clarified that all inspections' finding shall be the exclusive property of the Company. The Executive acknowledges that, in order to maintain Executive's privacy, Executive should avoid any personal or private use of the Media Equipment and any other property or equipment of the Company. The Executive hereby grants the Company an irrevocable right to conduct such aforesaid inspections, including unannounced inspections.

17. Restriction on "Open Source" Software.

Executive shall not, without the prior written consent of Company, incorporate into any computer software of Company any "open source" software (as such term is generally understood in the computer software industry).

18. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. The term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries, or legal representatives, except by will or by the, laws of descent and distribution.

This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives, and by Executive’s beneficiaries in the event of Executive’s death.

(b) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(c) Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(d) Release of Claims. The termination benefits described in Sections 8(b), 8(c), 8(d), and 8(e) hereof (the “Total Payments”) shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims reasonably acceptable to the Company within fifty (50) days following Executive’s termination date. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to Executive in this Section 18(d) shall refer to Executive’s representative or estate.

(e) Parachute Payments. To the extent consistent with applicable law, the payment of any amounts or the provision of any benefits under this Agreement or any other agreement including, without limitation, the Total Payments, will be reduced or adjusted to avoid triggering the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code (the “Required Reduction”), if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account any applicable federal, state and local income and employment taxes and the Excise Tax), to Executive. In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) by reducing any cash payments to be made to Executive (excluding any cash payment with respect to the acceleration of equity-based compensation); (ii) by canceling the acceleration of vesting of any outstanding equity-based compensation awards; and (iii) by reducing any other non-cash benefits provided to Executive. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced: (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Code Section 280G(b)(2)(A); and (y) only to the extent necessary to achieve the Required Reduction. All determinations made under this Section 18(e) (as well as with respect to any payments provided to any other “disqualified individual” of the Company within the meaning of Section 280G(c) of the Code) shall be made by a nationally recognized accounting or consulting firm as selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations to Executive and the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. All determinations by the Accounting Firm shall be binding on Executive and the Company absent manifest error.

(f) Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of any applicable law (whether Israeli or other) or other law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments or any failure to provide a benefit or payment shall not in and of itself constitute a breach of this Agreement as a result of applicable law; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law as soon as practicable after such benefits or payments are due. Any request or requirement that Executive repay compensation that is required under the first sentence of this Section 18(g), or pursuant to a Company policy or policy of American Well Corporation that is applicable to other executive officers of the Company or American Well Corporation and that is designed to advance the legitimate corporate governance objectives of the Company or American Well Corporation, shall not in and of itself constitute a breach of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

(h) No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. In the event that the Company reasonably determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities, until the Company determines that such conflict ceases to exist. Any actions taken by the Company under this Section 18(i) to restrict or limit Executive’s access to information or provision of services shall not constitute Good Reason for purposes of Section 6(e) hereof.

(i) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, term sheets, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations, that certain Employment Offer Letter entered into with the Company as of January 28, 2011, and that certain Executive Severance Agreement entered into with the Company as of May 1, 2020.

20. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.